EXHIBIT 10.10    AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN
                        JOHN M. BUJAN AND THE REGISTRANT



June 28, 2001

John Bujan
Senior Vice President, Strategic Planning and Corporate Development; Corporate
 Secretary
ONTRACK Data International, Inc.
9023 Columbine Road
Eden Prairie, MN 55347

Re: Amendments to (a) Employment Letter of February 28, 1996, and (b) Amendment to Employment Letter of February 2, 2000

Dear John:

This letter agreement will confirm our mutual agreement and understanding of your employment with Ontrack as of the above date, in conformity with Compensation Committee recommendations approved by the Board at the June 27, 2001 Telephonic Board Meeting.

1. Effective today, you will hold the executive officer position of Senior Vice President, Strategic Planning and Corporate Development & you will continue to hold the office of Corporate Secretary. You will report to the Chairman of the Board, Mike Rogers.
2. You will continue to be eligible for any relevant executive incentive compensation plan benefits approved by the Compensation Committee and/or the Board.
3. Your existing base salary will remain the same at approximately $166,000 per year.
4. In the event your employment is terminated for any reason other than (A) your disability or (B) your willful engagement in fraud or dishonesty which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily or otherwise, you will receive a severance payment, paid out normally in the same manner as salary, equal to twelve (12) months base salary, including normal Company health and other benefits, conditioned, however, upon your ongoing compliance with the terms of the Ontrack Confidentiality Agreement and Covenant Not To Compete which you have previously signed. This Section 4 shall replace and supercede the third paragraph contained in your Employment Letter, dated February 28, 1996, and Section 3 of the Amendment to the Employment Letter, dated February 2, 2000 in their entirety. This Section 4 shall survive the termination of your employment with the Company in accordance with its terms. This Section 4 shall be binding on any successor to 51% or more of the business or assets of Ontrack and its subsidiaries, whether by purchase, merger or otherwise.
5. In addition to the severance benefits provided in Section 4 above, any one or more of the following occurring without your consent and within 18 months of a Change in Control of Ontrack (as defined in the exhibit attached), will entitle you to severance pay equaling six (6) times your then-current monthly compensation, excluding, however, Company health and other benefits:
                  (A) a termination of your employment by Ontrack, its subsidiaries or successors to Ontrack's business by merger or otherwise;
                  (B) the assignment to you of any duties inconsistent with your status or position with Ontrack, or a substantial diminution in the nature or status of your responsibilities, in each case from those immediately prior to the Change of Control; or
                  (C) a reduction in your annual compensation including, but not limited to, base pay and short and long term incentive pay in effect prior to the Change of Control.

         Notwithstanding, any other provisions of this Letter Agreement, if you
(a) breach your fiduciary duties as an officer or employee, (b) willfully engage in fraud or dishonesty which is demonstrably and materially injurious to the Company or any of its subsidiaries, monetarily or otherwise, or (c) breach any covenant not to compete, confidentiality obligation or other written contract with the Company or any subsidiary of the Company, your rights to any benefits otherwise payable due to a Change in Control under this subsection shall immediately terminate and be null and void. This Section 5 shall replace and supercede Section 4 of the Amendment to the Employment Letter, dated February 2, 2000 in its entirety. This Section 5 shall survive the termination of your employment with the Company occurring within 18 months of a Change of Control of Ontrack in accordance with its terms. This Section 5 shall be binding on any successor to 51% or more of the business or assets of Ontrack and its subsidiaries, whether by purchase, merger or otherwise.
6. You are hereby granted 10,000 additional Ontrack non-statutory stock options at the market price of $5.65, the closing market price as of June 27, 2001.

All other terms and conditions of the offer of employment of February 28, 1996, and the letter agreement of February 2, 2000, remain in full force and effect except to the extent specifically modified by this letter agreement.

Sincerely,


Mike Rogers
Chairman of the Board


Agreed:    __________________________
           John Bujan
           June 28, 2001

        CHANGE IN CONTROL EXHIBIT TO LETTER AGREEMENT DATED JUNE 28, 2001

A "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (aa) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, in either case other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company's outstanding Common Stock, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.